Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Stewart Information Services Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	457(c) and (h)	1,100,000	$63.49	$69,839,000.00	$0.00014760	$10,308.24
Total Offering Amounts							$10,308.24
Total Fee Offsets							$0
Net Fee Due							$10,308.24

(1)	This Registration Statement registers an additional 1,100,000 shares issuable under the Stewart Information Services Corporation 2020 Incentive Plan (the “Plan”). We have previously registered shares issuable under the Plan on Registration Statement No. 333-239919. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low asked prices of the Registrant’s common stock on May 6, 2024, as reported on the New York Stock Exchange.